Exhibit 99.1

NEWS RELEASE

Thomas Pluta Appointed Next President of Tradeweb

Pluta to succeed current President Billy Hult on January 1, 2023 when Hult becomes CEO

NEW YORK – July 13, 2022 – Tradeweb Markets Inc. (Nasdaq: TW), a leading, global operator of electronic marketplaces for rates, credit, equities and money markets, today announced that markets veteran Thomas Pluta has been appointed as its next President. He will join the firm as President-elect in October and become President on January 1, 2023, when current President Billy Hult succeeds Lee Olesky as CEO. As previously announced, Mr. Olesky will retire as CEO at the end of 2022 and continue as Chairman through 2023.

As President, Mr. Pluta will work closely with Mr. Hult and the rest of the executive management team to set and execute against the firm’s strategic agenda, oversee the day-to-day business and continue to drive a strong culture of collaborative innovation. He will report to Mr. Hult. A member of Tradeweb’s board since 2017, Mr. Pluta will continue on the board of directors in his new role.

Mr. Pluta will join Tradeweb from JP Morgan, where he spent nearly 27 years and was most recently Global Head of Linear Rates Trading and Co-Head of North America Rates Trading.

Lee Olesky, Chairman and CEO of Tradeweb, commented: “Tom Pluta is a superb addition to Tradeweb as the company looks ahead to its next phase of growth. At one point or another, Tom’s relationship with Tradeweb has included client, trader, investor and board member, and that broad perspective will be a great asset to Billy Hult’s leadership team as well as to the board. We wish Tom all the best in his new role.”

Billy Hult, President and CEO-elect of Tradeweb, commented: “Tom Pluta is one of the most experienced, skilled and thoughtful leaders in global financial markets. A veteran trading executive, operator and strategist, he brings the perspective of a longtime client and is also keenly focused on strategic issues such as industry trends, DEI initiatives and the importance of having a strong company culture. Tradeweb is home to a talented group of leaders and we are thrilled to welcome Tom to the team as we position the firm for further growth.”

Thomas Pluta, President-elect of Tradeweb, commented: “Tradeweb has earned an excellent reputation by collaborating with buyside firms, dealers and other market participants and emphasizing a client-first approach. Billy and Lee have terrific chemistry as leaders, and that same partner mindset has helped this talented global team deliver a continuous stream of innovations for Tradeweb clients. The firm is a driving force in electronifying markets, and I look forward to helping Tradeweb build on its long track record of success.”

About Thomas Pluta

Mr. Pluta was most recently Global Head of Linear Rates Trading and Co-Head of North America Rates Trading at JP Morgan. During his nearly 27 years with the bank, Mr. Pluta traded and managed a variety of global trading teams across the Global Rates, Emerging Markets and Foreign Exchange businesses. Prior to leading the Linear Rates Trading business, he held numerous leadership roles including Co-Head of Global Rates Trading and Global Head of Short Term Interest Rate Trading. Mr. Pluta recently served as the Corporate and Investment Bank lead for JP Morgan’s firm-wide LIBOR Transition Program and was a member of the Rates, Fixed Income Financing, and Credit Portfolio Group Management Team. Throughout his career, he has long been a strong proponent of advancing the people agenda and has held leadership positions in various diversity & inclusion, recruiting, and culture-building efforts.

Mr. Pluta has held a variety of industry leadership roles throughout his career, including chairman of the board of SIFMA and member of the Federal Reserve Bank of New York’s Treasury Market Practices Group. He received a B.A. in Economics from Yale University and an M.B.A. in General Management from the Harvard Business School.

Tradeweb Reiterates Full-Year 2022 Guidance*

Tradeweb today reiterates its full-year 2022 guidance previously confirmed on April 28, 2022.

•	Adjusted Expenses: $620 - $655 million

•	Acquisition and Refinitiv Transaction related depreciation and amortization expense: $127 million

•	Assumed non-GAAP tax rate: ~22.0%

•	Capital expenditures and capitalization of software development: $62 - $68 million

*

GAAP operating expenses and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement of foreign currency rates.

About Tradeweb Markets

Tradeweb Markets Inc. (Nasdaq: TW) is a leading, global operator of electronic marketplaces for rates, credit, equities and money markets. Founded in 1996, Tradeweb provides access to markets, data and analytics, electronic trading, straight-through-processing and reporting for more than 40 products to clients in the institutional, wholesale and retail markets. Advanced technologies developed by Tradeweb enhance price discovery, order execution and trade workflows while allowing for greater scale and helping to reduce risks in client trading operations. Tradeweb serves approximately 2,500 clients in more than 65 countries. On average, Tradeweb facilitated more than $1 trillion in notional value traded per day over the past four quarters. For more information, please go to www.tradeweb.com.

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Media:	Investors:
Daniel Noonan, Tradeweb +1 646 767 4677	Ashley Serrao, Tradeweb +1 646 430 6027
daniel.noonan@tradeweb.com	ashley.serrao@tradeweb.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, our outlook and future performance, including our full-year 2022 guidance, the industry and markets in which we operate, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions and future events are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed under the heading “Risk Factors” in documents of Tradeweb Markets Inc. on file with or furnished to the SEC, may cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition or liquidity, and the development of the industry and markets in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition or liquidity, and events in the industry and markets in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.

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